Filed Pursuant to Rule 433

Registration No. 333-217491

Registration No. 333-217491-01

November 29, 2017

PRICING TERM SHEET

3.500% Medium-Term Notes due 2028
Issuer:	UDR, Inc.
Expected Ratings (Moody's/ S&P)*:	Baa1 (Stable) / BBB+ (Stable)
Security:	3.500% Medium-Term Notes due 2028
Guarantee:	Fully and unconditionally guaranteed by United Dominion Realty, L.P.
Principal Amount:	$300,000,000
Maturity Date:	January 15, 2028
Coupon:	3.500%
Interest Payment Dates:	January 15 and July 15, commencing July 15, 2018
Price to Public:	99.601% of the principal amount, plus accrued interest from December 13, 2017
Denominations:	$1,000 and integral multiples of $1,000
Benchmark Treasury:	2.250% due November 15, 2027
Benchmark Treasury Price/Yield:	98-28 / 2.377%
Spread to Benchmark Treasury:	T+117 bps
Yield to Maturity:	3.547%
Optional Redemption Provisions:
Make-Whole Call:	T+20 bps;
Par Call:	Redemption at par plus accrued and unpaid interest on or after October 15, 2027 as set forth in the preliminary pricing supplement
Trade Date:	November 29, 2017
Settlement Date:

December 13, 2017 (T+10); since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next succeeding seven business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.

CUSIP:	90265EAN0
ISIN:	US 90265EAN04

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
U.S. Bancorp Investments, Inc.
Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
PNC Capital Markets LLC
Regions Securities LLC
Wells Fargo Securities, LLC
Morgan Stanley & Co. LLC
TD Securities (USA) LLC
MUFG Securities Americas Inc.
Samuel A. Ramirez & Company, Inc.

Addition to page PS-6 of the Preliminary Pricing Supplement, dated November 29, 2017 related to this offering:

In addition to the selling restriction for prospective investors in Canada beginning on page PS-5 in the preliminary pricing supplement dated November 29, 2017, the following selling restrictions also apply to the notes:

Notice to Prospective Investors in the European Economic Area

Neither this pricing supplement nor the accompanying prospectus supplement or prospectus is a prospectus for the purposes of the prospectus directive (as defined below). This pricing supplement and the accompanying prospectus supplement and prospectus have been prepared on the basis that all offers of the notes in any Member State of the European Economic Area which has implemented the prospectus directive (a “relevant member state”) will be made pursuant to an exemption under the prospectus directive from the requirement to produce a prospectus in connection with offers of the notes. Accordingly, any person making or intending to make any offer in that relevant member state of the notes which are the subject of the offering contemplated in this pricing supplement should only do so in circumstances in which no obligation arises for the Company, the guarantor or any underwriter to produce a prospectus pursuant to Article 3 of the prospective directive for such offers.

In relation to each relevant member state, the notes which are the subject of the offering contemplated by this pricing supplement may not be offered to the public in that relevant member state other than:

(a)	to any legal entity which is a “qualified investor” (as defined in the prospectus directive);

(b)

to fewer than 150 natural or legal persons (other than qualified investors), as permitted by the prospectus directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the prospectus directive,

provided that no such offer of notes shall require the Company, the guarantor or any underwriter to publish a prospectus pursuant to Article 3 of the prospectus directive or supplement a prospectus pursuant to Article 16 of the prospectus directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that member state by any measure implementing the prospectus directive in that member state and the expression “prospectus directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the relevant member state.

Notice to Prospective Investors in the United Kingdom

The communication of this pricing supplement, the accompanying prospectus supplement and prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or within Article 49(2)(a) to (d) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying prospectus supplement or prospectus or any of their contents.

The notes may only be offered (a) in compliance with all applicable provisions of the FSMA with respect to anything done in relation to the notes in, from or otherwise involving the United Kingdom and (b) where each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the guarantor.

Notice to Prospective Investors in Hong Kong

The contents of this pricing supplement and the accompanying prospectus supplement and prospectus have not been reviewed or approved by any regulatory authority in Hong Kong. This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer or invitation to the public in Hong Kong to acquire the notes. Accordingly, no person may issue or have in its possession for the purpose of issue, this pricing supplement and/or the accompanying prospectus supplement or prospectus or any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong, except (i) where the notes are only intended to be offered to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder), (ii) in circumstances which do not result in this pricing supplement and/or the accompanying prospectus supplement or prospectus being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (“CO”), or (iii) in circumstances which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the notes is personal to the person to whom this pricing supplement and/or the accompanying prospectus supplement or prospectus have been delivered, and a subscription for the notes will only be accepted from such person. No person to whom a copy of this pricing supplement and/or the accompanying prospectus supplement or prospectus is issued may copy, issue or distribute this pricing supplement and/or the accompanying prospectus supplement or prospectus to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about the contents of this pricing supplement and/or the accompanying prospectus supplement or prospectus, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered for a public offering in Japan pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the “FIEA”). The notes may not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan or having its principal office in Japan) or to, or for the account or benefit of, others for reoffering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined under Section 4A of the SFA) (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA) (an “Accredited Investor”) or other relevant person (as defined in Section 275(2) of the SFA) (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a)

a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

the shares, debentures and units of shares and debentures of that corporation and the beneficiaries’ rights and interest in that trust (howsoever described) shall not be transferred within 6 months after that corporation or that trust has subscribed for or acquired the notes except:

(i)

to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this pricing supplement and the accompanying prospectus supplement and prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This pricing supplement and the accompanying prospectus supplement and prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in the Dubai International Financial Centre

This pricing supplement and the accompanying prospectus supplement and prospectus relate to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This pricing supplement and the accompanying prospectus supplement and prospectus are intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this pricing supplement or the accompanying prospectus supplement or prospectus nor taken steps to verify the information set forth herein or therein and has no responsibility for this document. The securities to which this pricing supplement and the accompanying prospectus supplement or prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered hereby should conduct their own due diligence on the notes. If you do not understand the contents of this pricing supplement and the accompanying prospectus supplement and prospectus, you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre, this pricing supplement and the accompanying prospectus supplement and prospectus are strictly private and confidential and are being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the notes may not be offered or sold directly or indirectly to the public in the Dubai International Financial Centre.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1 212 834 4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1 800 294 1322 or U.S. Bancorp Investments, Inc. toll-free at 1 877 558 2607.